TMB BANK PUBLIC COMPANY LIMITED


                                14 January 2010

No.     Dor Kor. Dor Bor.Nor Tor. Special
Title   Request for Debt Repayment and Notice for Mortgage Enforcement
To      Directors
        Innovex (placecountry-regionThailand) Limited as a Borrower and a Mortgager

     Innovex (country-regionThailand) Limited entered into agreements with Industrial Finance Corporation of placecountry-regionThailand as the followings,

     1.   the  Credit  Facilities  Agreement  dated  23  April  2001
     2.   the  Second  Credit  Facilities  Agreement  dated  11  June  2004
     3.   the  Third  Credit  Facilities  Agreement  dated  on  19 December 2006
     4. the Working Capital Credit and International Transaction Service Agreement dated on 28 February 2003.*


     The security are land title deeds No. 105436, 105439 and 112951 as well as buildings, located at Nong-bua sala Sub-district, Muang Nakornrachasima District, Nakornrachasima Province, and land title deeds No. 27227, 27228, 27229, 27239, 27231 and 27160 as well as buildings, located at Ban-Klang Subdistrict, Muang Lamphun District, Lamphun Province which were registered the mortgage, and also all the equipment which were pledged for the debt under the agreements mentioned above.
     Whereas the Company fails to repay any of its debt upon the due date and Industrial Finance Corporation of country-regionThailand merged with TMB Bank Public Company Limited on 1 September 2004, rights and responsibilities of Industrial Finance Corporation of placecountry-regionThailand regarding to the Company were transferred to TMB Bank Public Company Limited. I, an authorized TMB lawyer, would like to inform the Company to repay its debt calculated as of 25 December 2009 as follows

     - Debt under Credit Facilities Agreement                 447,366,479,75 THB
     - Debt under the Working Capital Credit and
       International Transaction Service Agreement            611,036,620.37 THB
       Total                                                1,058,403,100.12 THB
                                                            ----------------

     This letter requests the Company to repay all outstanding debt to TMB Bank Public Company Limited within 30 days after receiving date. If later, I shall file a lawsuit to foreclose all mortgaged and pledged properties and auction other company assets to repay all debts to TMB Bank Public Company Limited.

                                                      Sincerely yours,



                                                      /s/Visot Sumkong
                                                      ----------------
                                                      Visot Sumkong



Legal Execution Department
--------------------------
* It is also called the "Second Supplemental Agreement to the Credit Facilities Agreement dated on 23 February 2003 - translator

Tel. 02-230 6147, 2306151 Fax. 230-6341